EXHIBIT l

[Letterhead of Ropes & Gray LLP]

March 16, 2007

Kohlberg Capital Corporation

295 Madison Avenue, 6th Floor

New York, New York 10017

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form N-2 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 57,555 shares of Common Stock, $.01 par value (the “Common Stock”), of Kohlberg Capital Corporation, a Delaware corporation (the “Company”). All of the shares of Common Stock to be registered pursuant to the Registration Statement are being offered by a selling stockholder (the “Shares”).

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP